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                                                                    EXHIBIT 99.1
[PULTE HOMES LOGO]

FOR IMMEDIATE RELEASE                                         Investor Relations
                                                           Contact: James Zeumer
                                                                  Vice President
                                                                  (248) 433-4597
                                                     email: jim.zeumer@pulte.com


         PULTE HOMES ANNOUNCES REDEMPTION OF DEL WEBB CORPORATION SENIOR
                            SUBORDINATED DEBENTURES

BLOOMFIELD HILLS, MICH. -- MARCH 27, 2003 -- Pulte Homes, Inc. (NYSE: PHM) today announced that Del Webb Corporation has given notice of its election to redeem all of Del Webb's outstanding 9.375% senior subordinated debentures due 2009, with an original principal amount of $200 million, on the following terms:

          -   The redemption date is May 1, 2003;
          -   The redemption price is 104.688% of the principal amount; and
          -   Interest will cease to accrue on and after the redemption date.

ABOUT PULTE HOMES

Pulte Homes, Inc., (www.pulte.com) based in Bloomfield Hills, Michigan, has operations in 44 markets across the United States. Under its Del Webb (www.delwebb.com) brand, the Company is also the nation's leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 300,000 homes and has been named Builder of the Year for 2002 by Professional Builder magazine. Pulte Mortgage, LLC is a nationwide lender committed to meeting the financing needs of Pulte Homes' customers by offering a wide variety of loan products and superior customer service.


/Web site:  http://www.pulte.com/
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